CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
CONFORMIS, INC.

ConforMIS, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Laws (the DGCL”), , does hereby certify as follows:
FIRST:    The name of the Corporation is ConforMIS, Inc. and the date of filing of its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was July 7, 2015.
SECOND:    Article “FIRST” of the Restated Certificate of Incorporation of the Corporation is amended in its entirety to read as follows:
“FIRST:    The name of the Corporation is Conformis, Inc.”
THIRD:    That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth this amendment to the Restated Certificate of the Corporation.
FOURTH:    That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed on its behalf, by Mark Augusti, its President and Chief Executive Officer, this 1st day of May, 2018.

CONFORMIS, INC.

By:/s/Mark Augusti
Name:    Mark Augusti
Title:    President & CEO